PHASE 0 BLOCK LOAN AGREEMENT

This Phase 0 Block Loan Agreement (the “Agreement”), dated as of December 20, 2007, is by and between Mobile Satellite Ventures LP, a Delaware limited partnership (“MSVLP”), Mobile Satellite Ventures (Canada) Inc., an Ontario corporation (“MSV Canada”), and SkyTerra Communications, Inc., a Delaware corporation (“SkyTerra,” and, together with MSVLP and MSV Canada, the “MSV Parties” and each an “MSV Party”), on the one hand, and Inmarsat Global Limited, a company incorporated under the laws of England and Wales (“Inmarsat” and, together with the MSV Parties, collectively the “Parties” and each individually a “Party”), on the other hand.

WHEREAS, each of the MSV Parties and Inmarsat have entered into that certain Cooperation Agreement of even date herewith (the “Cooperation Agreement”), pursuant to which  the Parties have agreed to take certain specified actions designed to make the most efficient use of the L-band spectrum resource and the accompanying orbital resources to provide competitive and innovative, cost-effective communications solutions to end users in North America, including to rural and remote users, emergency responders and the homeland security community, as well as to provide for greater certainty with respect to satellite coordination and future allocation and use of the Parties’ spectrum rights and certain technical and operational issues in order to allow the most efficient use of the L-band spectrum resource; and

WHEREAS, the MSV Parties have agreed to make available to Inmarsat, pursuant to the terms of this Agreement and the Cooperation Agreement, and without additional consideration, certain Phase 0 Block L-Band spectrum for the period set forth in the Cooperation Agreement; and

WHEREAS, Inmarsat understands and agrees that it has an unconditional and irrevocable obligation to return the Phase 0 Block L-Band spectrum to the MSV Parties and to surrender its use of said spectrum in accordance with the terms of the Cooperation Agreement and as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1 - RULES OF CONSTRUCTION AND EFFECTIVE DATE

Section 1.1  Defined Terms. The capitalized terms used in this Agreement shall have the meanings ascribed thereto in the Cooperation Agreement. Capitalized terms not defined in the Cooperation Agreement shall have the definitions specified herein; in the event of a conflict, the definition of a capitalized term set forth herein shall govern.

Section 1.2  General Rules of Interpretation. Whenever the context requires, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “or” and “any” are not exclusive and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Except as specifically otherwise provided in this Agreement, a reference to an Article, Section or Attachment is a reference to an Article or Section of this Agreement or an Attachment hereto, and the terms “hereof,” “herein,” and other like terms refer to this Agreement as a whole, including the Attachments hereto.

Section 1.3  Headings. The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

ARTICLE 2 - PHASE 0 BLOCK LOAN

Section 2.1  Spectrum Loan. Subject to the terms of this Agreement, the MSV Parties shall make available to Inmarsat that L-band spectrum identified as the “Phase 0 Block” in Section 3.2(a) of the Cooperation Agreement for the term specified herein.

Section 2.2  Term of Loan. The term of the Phase 0 Block Loan shall commence on the Signing Date and shall terminate on the date determined in accordance with Section 4.1 hereof (the “Termination Date”) provided always that Inmarsat shall not be obliged to return the Phase 0 Block Loan (and the provisions of Section 2.3, 2.4 and 4.1 of this Agreement shall cease to apply) in the event that Inmarsat invokes its right under Section 3.2(e)(i)(1) of the Cooperation Agreement to require the Phase 0 Block to be assigned to it and in such circumstances the provisions of the Cooperation Agreement shall thereafter apply to the Phase 0 Block, including superseding Spectrum Plans.

Section 2.3  Return of Spectrum. On the Termination Date, Inmarsat shall return the Phase 0 Block and surrender Inmarsat’s use of such spectrum in accordance with the provisions of the Cooperation Agreement and this Agreement. Inmarsat’s obligation to return the Phase 0 Block spectrum by the Termination Date to the MSV Parties shall be immediate, complete, unconditional and irrevocable. Except in the event of Termination pursuant to Section 4.1(d), any and all required transition of Inmarsat Related Parties (for the purposes of this Agreement, including distribution partners, service providers, or End Users) to other spectrum shall be completed in full on or before the Termination Date (“Transition”); to the extent any such Related Parties are utilizing the Phase 0 Block on the day immediately preceding the Termination Date, Inmarsat shall terminate all such use and operations effective on such day (“Termination”), it being explicitly recognized that the obligation hereunder upon Inmarsat to return the Phase 0 Block Loan is not conditioned or qualified in any way by (a) the needs or rights of its Related Parties from time to time, nor by (b) the costs to be incurred by Inmarsat, or any liability that Inmarsat may incur to any of its Related Parties, in effecting Transition or Termination.

Section 2.4  Certain Special Covenants and Representations. In order to insure the return of the Phase 0 Block spectrum to the MSV Parties on the Termination Date, Inmarsat unconditionally covenants and represents to the MSV Parties as follows:

(a)  Inmarsat shall not take any action that would interfere with its obligation to return the Phase 0 Block to the MSV Parties on the Termination Date.

(b)  Inmarsat shall not allow any End User to use or have access to Inmarsat services transmitted in any part of the Phase 0 Block unless such End User is “frequency agile” (i.e. equally able to access equivalent Inmarsat services transmitted in L-band spectrum utilizable by Inmarsat other than that in the Phase 0 Block).

(c)  Recognizing that Inmarsat has no current contractual nexus either with End Users or its service providers, Inmarsat shall nonetheless (a) inform its distribution partners who deploy Inmarsat services in North America of the existence and material terms of this Agreement and (b) on and from the date on which it either enters into any new, or renews any service distribution agreement with any of its distribution partners, ensure that the terms of any such service distribution agreement specify Inmarsat’s right to effect Transition and Termination from time to time and contain no provisions which would or might be likely to interfere with Inmarsat’s obligations to return the Phase 0 Block Loan pursuant to the terms of the Cooperation Agreement or this Agreement.

(d)  Inmarsat shall not take any action, make any statements, or seek any government, customer or other support to prevent, interfere with or breach its obligations to return the Phase 0 Block when required to do so in accordance with the provisions of the Cooperation Agreement or this Agreement.

(e)  Inmarsat will support any reasonable action of the MSV Parties in furtherance of the return of the Phase 0 Block in accordance with the provisions of the Cooperation Agreement or this Agreement.

Inmarsat acknowledges that its obligation to return of the Phase 0 Block on the Termination Date is wholly unconditional, and agrees that it will not assert any defense or seek in any respect (through litigation, agency action, or otherwise) to prevent or enjoin or interfere with the return of the Phase 0 Block in accordance with the terms of the Cooperation Agreement and this Agreement.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES; COVENANTS

Section 3.1  Representations of Inmarsat. Inmarsat represents and warrants that:

(a)  It is a company duly incorporated under the laws of England and Wales.

(b)  It has the requisite corporate power and authority to execute, deliver and perform this Agreement.

(c)  The execution and delivery of this Agreement and the performance by Inmarsat hereunder of the obligations contemplated hereby and compliance with the provisions hereof will not, except as otherwise provided herein:

(i)  violate or conflict with, or require any consent, approval, notice or filing under, (A) any provision of any federal, provincial, state or local law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to it or any of its properties or assets, or (B) any contractual arrangement or agreement to which Inmarsat is a party, or

(ii)  violate its constitutional documents.

(d)  This Agreement has been executed and delivered by a duly authorized representative of Inmarsat.

(e)  This Agreement constitutes a binding obligation of Inmarsat, enforceable against Inmarsat in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

(f)  There is no civil, criminal or administrative action, suit, claim, notice, hearing, inquiry, proceeding or investigation at law or in equity by or before any court, arbitrator or similar panel, governmental instrumentality or other agency now pending or, to the best knowledge of Inmarsat, threatened against Inmarsat which if determined adversely thereto could reasonably be expected to have a material adverse effect on Inmarsat’s ability to perform the obligations contemplated by this Agreement.

Section 3.2  Representations of the MSV Parties. Each of the MSV Parties represents and warrants that:

(a)  It is duly organized, validly existing and in good standing under the laws of the state of its organization or incorporation.

(b)  It has the requisite corporate or partnership power, as the case may be, and authority to execute, deliver and perform this Agreement.

(c)  The execution and delivery of this Agreement and the performance by each of the MSV Parties hereunder of the obligations contemplated hereby and compliance with the provisions hereof will not, except as otherwise provided in this Agreement:

(i)  violate or conflict with, or require any consent, approval, notice or filing under, (A) any provision of any federal, provincial, state or local law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to it or any of its properties or assets, or (B) any contractual arrangement or agreement to which either MSV Party is a party, or

(ii)  violate its organizational documents.

(d)  This Agreement has been executed and delivered by its duly authorized representative.

(e)  This Agreement constitutes a binding obligation of such MSV Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

(f)  There is no civil, criminal or administrative action, suit, claim, notice, hearing, inquiry, proceeding or investigation at law or in equity by or before any court, arbitrator or similar panel, governmental instrumentality or other agency now pending or, to the best knowledge of the MSV Parties, threatened against either of the MSV Parties which if determined adversely thereto could reasonably be expected to have a material adverse effect on such MSV Party’s ability to perform the obligations contemplated by this Agreement.

Section 3.3  Actions by Affiliates and Other Third Parties. Each Party shall use its commercially reasonable efforts: (i) to cause its respective Affiliates to act (or refrain from acting) in a manner that is fully consistent with the terms and conditions set forth in this Agreement and (ii) to take appropriate remedial action against any of its respective Affiliates that act (or refrain from acting) in a manner not fully consistent with the terms and conditions of this Agreement.

ARTICLE 4 - TERMINATION

Section 4.1  Termination. This Agreement shall terminate, and Inmarsat shall be obligated to return the Phase 0 Block, on the earliest of the following:

(a)  The Sixth Anniversary; or

(b)  Upon mutual written agreement of the Parties, given at any time; or

(c)  Immediately, upon written notice from the MSV Parties, in any of the following events:

(i)  Termination by the MSV Parties under Sections 7.2(b) or 7.2(d) of the Cooperation Agreement; or

(ii)  In the event that Inmarsat breaches any material provision of this Agreement and shall not have remedied such breach (where capable of remedy) within 60 days following notification of such breach, it being understood for this purpose that the provisions of Article 2 are deemed material;

Provided always that in the event that a Phase 1 Notice has been served and the Phase 1 Completion Date is after the Sixth Anniversary (and the provisions of sub-paragraphs (c) and (d) above are not applicable), then Inmarsat shall only be obliged to return the Phase 0 Block on the Phase 1 Completion Date, notwithstanding that it is later. Notwithstanding the foregoing, in the event any Spectrum Plan other than the Phase 0 Spectrum Plan is operative under Article 3 of the Cooperation Agreement on or prior to the Sixth Anniversary, such operative Plan shall become effective and become implemented in accordance with the provisions of the Cooperation Agreement, such Plans shall supersede this Agreement and, to the extent such Phase 0 Block spectrum is designated as part of Inmarsat’s assignment under such Plans, Inmarsat shall not be obligated to return the Phase 0 Block loan hereunder.

ARTICLE 5- DISPUTES

Section 5.1  Time of the Essence. The Parties agree that time is of the essence in this Agreement.

Section 5.2  Specific Performance. Inmarsat specifically acknowledges that the Phase 0 Block spectrum is unique and not fungible, and recognizes and affirms that its failure to return the Phase 0 Block on the Termination Date in accordance with the provisions of the Collaboration Agreement and this Agreement would cause irreparable injury to the MSV Parties, that monetary damages would be inadequate in such circumstances and that MSV would have no adequate remedy at law. Accordingly, in the event of the failure of Inmarsat to return the Phase 0 Block as required on the Termination Date in accordance with the provisions of the Collaboration Agreement and this Agreement, the MSV Parties may, in addition to any other rights and remedies existing in their favor, enforce their rights and Inmarsat’s obligations hereunder by an action or actions for specific performance, injunctive or other relief, without any requirement of proving actual damages or posting any bond or other security. Inmarsat agrees, represents and covenants that it will not interpose any defense to an action for specific performance that monetary damages would adequately recompense any MSV Party.

Section 5.3  Non-Judicial Resolution of Disputes. Except with regard to Inmarsat’s obligation to vacate and return the Phase 0 Block spectrum by the Termination Date, in the event of a dispute arising under this Agreement, before pursuing any legal remedies or taking any other remedial action, the Party wishing to raise such dispute shall give each other Party written notice of such dispute, including reasonable detail and information to enable the other Parties to gain an understanding of the issues involved. Following receipt of such written notice, the Parties agree that they shall promptly cooperate in good faith to seek a mutually satisfactory resolution of such dispute through a process of discussions and/or meetings involving escalating levels of management of the Parties, culminating, if necessary, in a discussion between the Parties’ respective CEOs, with every effort being made to have such meeting occur within thirty (30) days of the date of receipt of the initial written notice of the dispute, or as soon thereafter as practicable. If, following such discussions and despite the efforts of the Parties, a mutually satisfactory resolution cannot be reached, the Parties may then pursue any and all remedies available to them pursuant to this Agreement.

Section 5.4  Governing Law. This Agreement shall be construed in accordance with and governed exclusively by the law of the State of New York (without giving effect to any conflicts or choice of law provisions that would cause the application of the domestic substantive laws of any other jurisdiction).

Section 5.5  Exclusive Jurisdiction. Each of the MSV Parties and Inmarsat hereby irrevocably consents to the exclusive jurisdiction of the New York courts, including the federal and state courts, for the purpose of any action or proceeding arising out of or relating to this Agreement, and each Party hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in such courts, and irrevocably waives any objections which it has or may have to proceedings being brought in the New York courts, including without limitation any claim that proceedings have been brought in an inconvenient or inappropriate forum. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and binding upon each Party and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This Agreement shall be admissible in any such action or proceeding, but this Agreement and the terms and conditions thereof shall not be admissible for any purpose, or submitted to any court or other adjudicative body, in any action or proceeding involving a dispute over the Parties’ rights to any spectrum other than the Phase 0 Block spectrum.

Section 5.6  Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

ARTICLE 6 - MISCELLANEOUS
Section 6.1  Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt, addressed to the respective Party as follows:

If to MSVLP, to:
Mobile Satellite Ventures LP
10802 Parkridge Boulevard
Reston VA 20191-2718
Attn: General Counsel
Phone: 703-390-2718
Fax: 703-390-2770

If to MSV Canada, to:
Mobile Satellite Ventures (Canada) Inc.
1601 Telesat Court Ottawa, ON
K1B, 1B9
Attn: Secretary
Phone: 613-742-4151
Fax: 613-742-4113

If to SkyTerra, to:
SkyTerra Communications, Inc.
10802 Parkridge Boulevard
Reston VA 20191-2718
Attn: General Counsel
Phone: 703-390-2718
Fax: 703-390-2770

If to Inmarsat:
Inmarsat Global Limited
99 City Road
London EC1Y 1AX
United Kingdom
Attn: General Counsel
Phone : +44 20 7728 1500
Fax : +44 20 7728 1650

Section 6.2  Binding Effect, Successors and Assigns. Except as expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give any Person (including creditors, stockholders, members and Affiliates of any of MSVLP, MSV Canada, SkyTerra and Inmarsat) other than MSVLP, MSV Canada, SkyTerra and Inmarsat any remedy or claim under or by reason of this Agreement or any term, covenant or condition hereof, all of which shall be for the sole and exclusive benefit of MSVLP, MSV Canada, SkyTerra and Inmarsat. Except as expressly provided herein, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of MSVLP, MSV Canada, SkyTerra and Inmarsat and their respective successors and permitted assigns; provided, however, that no MSV Party may assign this Agreement, or assign any of its rights or delegate any of its obligations hereunder, without the prior written consent of Inmarsat, and Inmarsat may not assign this Agreement, or assign any of its rights or delegate any of its obligations hereunder, without the prior written consent of the MSV Parties. Any attempt to assign such rights or obligations in violation of this Section 6.2 shall be deemed null and void. Notwithstanding anything to the contrary in the foregoing, any of the MSV Parties may assign or transfer this Agreement or any of its rights or obligations hereunder to another MSV Party without the consent of (but with prior notice to) Inmarsat and any of the Parties may assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of (but with prior notice to) the other Parties (a) to a successor in interest to all or substantially all of its assets and licenses, (b) to the surviving entity in any merger, consolidation, reorganization or similar transaction to which such Party is a party, or (c) to an Affiliate (provided, that the transferring Party guarantees the obligations of the Affiliate transferee).

Section 6.3  Amendments and Waivers. The provisions of this Agreement, including the provision of this sentence, may not be amended, modified or supplemented unless approved in writing by each of MSVLP, MSV Canada, SkyTerra and Inmarsat. No waiver of any right or remedy or of compliance with any provisions hereof, and no consent provided for herein, shall be effective unless evidenced by an instrument in writing executed by the Party sought to be charged with such waiver or consent. The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies which any Party would otherwise have at law, in equity, by statute or otherwise.

Section 6.4  No Implied Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, agreements, covenants, obligations or commitments contained herein or made pursuant hereto. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or subsequent breach. Except where a time period is specified, no delay on the part of any Party in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any other right, power, privilege or remedy. Said rights and remedies are given in addition to any other rights the Parties may have by law, statute, ordinance or otherwise.

Section 6.5  Relationship. Nothing in this Agreement shall be construed to render Inmarsat and either MSV Party partners or joint venturers or to impose upon any of them any liability as such except as specifically contemplated in this Agreement. No Party has any authorization to enter into any contracts or assume any obligations for another Party or make any warranties or representations on behalf of another Party.

Section 6.6  Severability. If any covenant or provision hereof is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision, each of which is hereby declared to be separate and distinct. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. If any provision of this Agreement is declared invalid or unenforceable for any reason other than over-breadth, the offending provision will be modified so as to maintain the essential benefits of the bargain among the Parties to the maximum extent possible, consistent with Applicable Law and public policy.

Section 6.7  Interpretation. Each Party has agreed to the use of the particular language of the provisions of this Agreement, and any questions of doubtful interpretation shall not be resolved by any rule or interpretation against the draftsman, but rather in accordance with the fair meaning thereof, having due regard to the benefits and rights intended to be conferred upon the Parties and the limitations and restrictions upon such rights and benefits intended to be provided.

Section 6.8  Expenses. Each Party shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions and documents contemplated hereby, including the fees and expenses of accountants and counsel.

Section 6.9  Compliance with Law. The Parties agree that this Agreement shall be interpreted at all times to comply with applicable legal requirements, including all applicable regulatory requirements. For the purposes of clarity, without limiting the generality of the foregoing, to the extent that any provisions in this Agreement include time periods for performance which are not consistent with applicable legal requirements, such provisions shall be interpreted and applied consistent with applicable legal requirements and in such event shall be implemented in accordance with Section 3.1(b) herein.

Section 6.10  No Recourse. Notwithstanding anything contained in this Agreement to the contrary, it is expressly understood and agreed by the Parties hereto that each and every representation, warranty, covenant, undertaking and agreement made in this Agreement was not made or intended to be made as a personal representation, undertaking, warranty, covenant or agreement on the part of any incorporator, stockholder, director, officer, partner, member, manager, employee or agent, past, present or future, or any of them, and any recourse, whether in common law, in equity, by statute or otherwise, against any of them in connection with the matters set forth in this Agreement is hereby forever waived and released.

Section 6.11  No Reliance. The Parties acknowledge that (a) nothing contained in this Agreement or otherwise shall obligate the Parties to enter into any further business relationship or agreement, and (b) no Party is relying on the other Party or Parties in operating or developing its respective businesses. Except as expressly set forth in this Agreement, there shall be no obligation whatsoever on the part of any Party, unless agreed to in writing by the Parties.

Section 6.12  Entire Agreement. This Agreement represents the entire understanding and agreement among the Parties hereto with respect to the subject matter of and the transactions contemplated by this Agreement and the Cooperation Agreement and supersedes all prior negotiations among the Parties with respect to the transactions contemplated by this Agreement and the Cooperation Agreement.

Section 6.13  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. Each Party hereto will receive by delivery or facsimile or other electronic transmission a duplicate original of the Agreement executed by each Party hereto, and each Party hereto agrees that the delivery of the Agreement by facsimile or other electronic transmission will be deemed to be an original of the Agreement so transmitted.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Phase 0 Block Loan Agreement as of the date first written above.

MOBILE SATELLITE VENTURES LP

By:	Its General Partner, Mobile Satellite Ventures GP Inc.

By:	/s/ Alexander H. Good
Name: Alexander H. Good
Title: Vice Chairman, CEO & President

MOBILE SATELLITE VENTURES (CANADA) INC.

By:	/s/ Elizabeth Creary
Name: Elizabeth Creary
Title: Vice President, Corporate Counsel and Secretary

SKYTERRA COMMUNICATIONS, INC.

By:	/s/ Scott Macleod
Name: Scott Macleod
Title: Executive Vice President, Chief Financial Officer and Treasurer

INMARSAT GLOBAL LIMITED

By:	/s/ Rupert Pearce
Name: Rupert Pearce
Title: Group General Counsel